Exhibit 99.1
Investor Relations Contact:
Patrick R. Stobb
(734) 855-3140
Media Contact:
Manley Ford
(734) 855-2616
TRW Signs Agreement with Delphi to Purchase Certain North American Braking Machining and Module Assembly Assets — Subject to Court Approval and Other Closing Conditions
LIVONIA, MICHIGAN, September 18, 2007 — TRW Automotive Holdings Corp. (NYSE: TRW) announced today that one of its subsidiaries has signed an agreement with Delphi to purchase a portion of its North American brake component machining and module assembly assets. In addition to the asset purchase, the Company has agreed to acquire production inventory, lease a portion of Delphi’s brake manufacturing facility in Saginaw, Michigan, and to commence employment of the active hourly employees at the leased site. The transaction is subject to U.S. Bankruptcy Court approval and other conditions, including a customer supply agreement. TRW expects to complete all necessary agreements by the end of the fourth quarter of 2007. Purchase costs are not expected to be material.
About TRW
 With 2006 sales of $13.1 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 28 countries and employs approximately 63,800 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.

Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth in our Report on Form 10-K for the fiscal year ended December 31, 2006 (the “10-K”) and our Forms 10-Q for the quarters ended March 30 and June 29, 2007, and include: Bankruptcy Court approval of the Delphi agreement and other related conditions to the purchase; production cuts or restructuring by our major customers; work stoppages or other labor issues at the facilities of our customers or suppliers; non-performance by, or insolvency of, our suppliers and customers, which may be exacerbated by bankruptcies and other pressures within the automotive industry; the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; interest rate risk arising from our variable rate indebtedness; loss of market share by domestic vehicle manufacturers; efforts by our customers to consolidate their supply base; severe inflationary pressures impacting the market for commodities; escalating pricing pressures from our customers; our dependence on our largest customers; fluctuations in foreign exchange rates; our substantial leverage; product liability and warranty and recall claims and efforts by customers to alter terms and conditions concerning warranty and recall participation; limitations on flexibility in operating our business contained in our debt agreements; the possibility that our owners’ interests will conflict with ours and other risks and uncertainties set forth under “Risk Factors” in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.
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